Exhibit 10.1

FORM OF
COMMERCIAL MANAGEMENT AND BROKERAGE SERVICES AGREEMENT
THIS AGREEMENT (the “Agreement”) is made on [ ], 2025 (the “Effective Date”) and is made between:
(1)	OCEANDRIVER INC., a Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 969600 (the “Listed Company”);
(2)
The shipowning corporations listed in Schedule A hereto, as such list of corporations may be supplemented and/or amended from time to time (the “Shipowning Corporations”, and each the “Shipowning Corporation”); and

(3)
CHARTMOBIL SHIPBROKERS LTD., a Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands and which has established a branch office in Greece pursuant to the provisions of art. 25 of Law 27/1975 (formerly law 89/1967) at […], Greece (“Chartmobil”)

(collectively the “Parties”, and each the “Party”).
1.	Interpretation.
In this Agreement, unless the context otherwise requires:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;
“Base Brokerage Fees” shall have the meaning set forth in paragraph 5.2;
“Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, London and New York;
“Change in Control Transaction in the Listed Company” means the consummation, following the Effective Date, of any of the following transactions:
a. the acquisition, directly or indirectly, by any Person, or any Persons acting as a “group” within the meaning of Section I 3(d)(3) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Exchange Act), other than the Permitted Holders, of securities of the Listed Company representing more than 30% of the total combined voting power of the Listed Company’s then outstanding securities entitled to vote in the election of the directors of the Listed Company (the “Voting Shares”);

b. the Listed Company disposing of all or substantially all of its assets;
c. the merger of the Listed Company with or into another corporation or any other transaction in which securities possessing more than 30% of the total combined Voting Shares of the Listed Company are transferred to a Person or Persons different from the Permitted Holders; or
d. the Board of Directors of the Listed Company, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board of Directors, determines that for the purposes of this Agreement, a Change in Control Transaction in the Listed Company has occurred; or
e. there is a change in boardroom control of the Listed Company. A change in boardroom control for the purpose of this clause shall mean a change in the directors of the Board of Directors of the Listed Company such that the majority of directors on the Board following such change are directors who were not directors immediately following the Effective Date.
A transaction shall not constitute a Change in Control Transaction if its sole purpose is to change the state of the Listed Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Permitted Holders.
“Commission Fees” shall have the meaning set forth in paragraph 5.1;
“Company” means the Shipowning Corporations together with the Listed Company;
“Effective Date” shall have the meaning set forth in the Preamble;
“Listed Company” means Oceandriver Inc. whose common stock shall be registered pursuant to Section 12(b) of the U.S. Exchange Act and shall be listed on the NASDAQ Capital Market under the trading symbol “…”;
“Obligations” shall have the meaning set forth in paragraph 7.
“Permitted Holders” means (i) Philippos-Alexandros Tsangrides-Panagopoulos; (ii) the lineal descendants of Philippos-Alexandros Tsangrides-Panagopoulos; (iii) any Affiliate of any of the foregoing; (iv) in the event of the incompetence or death of any of the Persons described in sub-clause (i) or (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, capital stock of the Listed Company owned by such Person; or (v) any trusts, general partnerships or limited partnerships created for the benefit of the Persons described in sub-clauses (i), (ii) or (iv) or any trust for the benefit of any such trust, general partnership or limited partnership;
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

“Services Fees” shall have the meaning set forth in paragraph 5.3;
“Termination Fee” with respect to each Shipowning Corporation shall be equal to five (5) times the total amount of the Services Fees that were due to Chartmobil by such Shipowning Corporation during the calendar year preceding the termination of this Agreement;
“Vessels” shall have the meaning set forth in paragraph 2;
2. The Company. The Listed Company owns or will own, through the Shipowning Corporations (the Listed Company directly or indirectly being the 100% legal and beneficial owner of the Shipowning Corporations), a fleet of dry bulk vessels of a range of sizes and offers shipping transportation services through the chartering out of such dry bulk vessels (collectively, the “Vessels” and each a “Vessel”). A list of Vessels currently owned by the Company is set out in Schedule A of this Agreement. It is clarified, for the avoidance of doubt, that such list currently comprises of only one Vessel and one Shipowning Corporation.
3. Engagement. The Company hereby engages Chartmobil (which maintains a duly licensed ship-brokerage branch office in Greece pursuant to art. 25 of Greek law 27/1975), to act as broker for the Shipowning Corporations, the Listed Company and for any of their Affiliates as directed from time to time by the Company or any other ship-brokerage company employed by the Company by providing brokerage services which include the following: (a) the conclusion of charterparties and the provision of brokerage services for the chartering of the vessels and the due care of any matter relating thereto; (b) the provision of brokerage services for the sale and purchase of vessels and the due care of any matter relating thereto; (c) the negotiation and conclusion of shipbuilding, retrofitting or repair contracts with Greek or foreign shipyards and the due care of any matter relating thereto, subject to the applicable ship taxation laws; (d) the settlement of general average claims and the due care of any matter relating thereto; and (e) the keeping of accounting books, the collection and payment of amounts in respect of the above mentioned actions and the keeping of accounts with Greek or foreign banks in foreign currency, as such services are permitted by Chartmobil’s Articles of Incorporation and the license of its established branch office in Greece in accordance with art. 25 of Greek law 27/1975 (collectively the “Services”), and Chartmobil hereby accepts such appointment and agrees to provide the Services.
4. Representations of Chartmobil. Chartmobil represents that it has personnel fully qualified, without the benefit of any further training or experience and has obtained all necessary permits and licenses, to perform the Services. The Services of Chartmobil shall be offered on a worldwide basis. Chartmobil’s Services hereunder shall always be subject to the policies and directives of the Company as communicated from time to time to Chartmobil.

5. Services Fees.
5.1.	Chartmobil shall charge and receive from each Shipowning Corporation the following commissions:
(i)
Chartering commission at the rate of 1.25% on all gross income received by each Shipowning Corporation arising out of or in connection with the operation of its Vessel, including charter  hire, freight, demurrage, dead freight, damages for detention, pool distributions, as well as on any other commissionable amount collected on such transactions; and

(ii)
Sale and purchase brokerage commission at the rate of 1% per  consummated transaction, such commission, for the avoidance of doubt, being applicable to the total consideration to acquire or sell, inter alia, any of the following: (i) a vessel or (ii) the shares of a shipowning entity owning vessel(s) or (iii) shares and/or other securities issued by an entity engaged in the maritime industry.

(collectively, the “Commission Fees”)
5.2.
In addition to the Commission Fees, for the provision of the Services, each of the Shipowning Corporations shall pay Chartmobil a base fee equal to US Dollars One Hundred Fifty Thousand ($150,000) per quarter per Vessel (collectively, the “Base Brokerage Fees”), and the Listed Company shall be jointly and severally liable to Chartmobil for the payment of the Base Brokerage Fees. The Base Brokerage Fees shall be paid to Chartmobil either directly from the Shipowning Corporations or through the Listed Company. Unless otherwise agreed between the Parties, the Base Brokerage Fees shall be invoiced and paid in advance at the beginning of each quarter and shall be due and payable on the first Business Day of January, April, July and October of each year. For the current year 2025, the Base Brokerage Fees corresponding to the second, third and fourth quarter of 2025 shall be due and payable in accordance with the aforementioned provisions. The Base Brokerage Fees shall be adjusted annually on the anniversary of the date of this Agreement to account for the CPI (Consumer Price Index) of USA and Greece weighted equally as the above have changed over the preceding 12 months and as published by the official authorities of these two countries.

5.3.
The Commission Fees and the Base Brokerage Fees shall be hereinafter referred to as the “Services Fees”. The Services Fees may be increased from time to time and additional fees may also be agreed to be payable by the Listed Company to Chartmobil for services provided by Chartmobil on a case by case basis.

6. Expenses. In addition to the Services Fees, the Listed Company shall pay in advance or reimburse Chartmobil for any out-of-pocket expenses incurred by Chartmobil, arising out of or in connection with the provision of the Services.

7. Guarantee. The Listed Company hereby irrevocably, absolutely and unconditionally guarantees the full payment and performance by Chartmobil of all obligations of Chartmobil under any agreement to which Chartmobil is or shall be a party (other than any obligations to the Company), including but not limited to the obligations of Chartmobil under the employment or mandate agreements with any of Chartmobil’s officers, directors, executives, employees, agents, advisors or consultants (all such obligations of Chartmobil being the “Obligations”), when and as the same are to be paid or performed, as the case may be, and each obligee of Chartmobil thereto is a third-party beneficiary of this guarantee. The Listed Company expressly waives any requirement of presentment, demand for performance, notice of non-performance, protest, notice of protest, notice of dishonor, and notice of acceptance of this guarantee as a condition to the Listed Company’s performance under the guarantee from time to time.  The Parties agree and acknowledge that all payments made by the Listed Company pursuant to this Agreement, including payment of the Services Fees, other related fees and reimbursement of expenses, are with respect to this guarantee.  This Section 6 shall survive any termination of this Agreement with respect to Obligations arising prior to the termination of this Agreement.
8. Managers’ Vessels, Other Activities; Devotion of Time
8.1.
The parties hereto acknowledge and agree that, during the term of this Agreement, depending on  a number of facts and circumstances that may exist at any given time when a Vessel and a vessel that is owned, operated, chartered-in pursuant to a bareboat charter or leased-in pursuant to a sale/leaseback or similar financing arrangement by the Manager or its wholly-owned vessel owning subsidiaries (collectively, the "Manager Vessels")  are both available for charter, the Manager may have a conflict of interest in pursuing charter opportunities for itself (with respect to the Manager Vessels) and also complying with its obligations under this Agreement (with respect to identifying and pursuing chartering opportunities with respect to the Vessels), including, without limitation, providing the Services described in Section 3 hereof.  Except as set forth in Section 8 hereof, the Manager shall have the right to give priority to the Manager Vessels (but not, for the avoidance of doubt, any other vessel for which the Manager may now or hereafter be engaged to provide management services with respect to) over the Vessels with respect to all potential charter opportunities for which the Manager believes in good faith that a Manager Vessel could be expected to compete with the Vessels in accordance with factors relevant to such decision (including, without limitation, the availability, suitability and positioning of the Manager Vessels as compared to the Vessels with respect to the intended voyage).  The Manager agrees that, except with respect to the expiration of a Manager Vessel charter as described in Section 8.2(ii), if the Manager decides to pursue a potential charter opportunity with a Manager Vessel instead of a Vessel, then the Manager will deliver notice to the Company informing the Company of such decision with respect to such potential charter opportunity.

8.2.
The parties further agree that, notwithstanding Section 8.1 above, upon the expiration of an existing charter contract of a Vessel or a Manager Vessel, as the case may be, the Manager shall act in accordance with the following:

(i)
Expiration of Vessel Charter.  Upon or in anticipation of the expiration of any charter contract relating to a Vessel, the Company shall have the right to exclusively negotiate, with the assistance of the Manager acting in accordance with Section 3, a renewal of such contract with a Vessel, provided, however, that if the Company is not successful in obtaining a renewal of an expired charter contract and a Manager Vessel that meets the customer's requirements relating to, among other factors, suitability, specification, positioning, size and cost is available for charter at such time, the Company shall notify the Manager of such opportunity and the Manager shall be entitled to pursue such employment with a Manager Vessel.

(ii)
Expiration of Manager Vessel Charter.  Upon or in anticipation of the expiration of any charter contract relating to a Manager Vessel, the Manager shall have the right to exclusively negotiate a renewal of such contract with a Manager Vessel, provided, however, that if the Manager is not successful in obtaining a renewal of an expired charter and a Vessel that meets the customer's requirements relating to, among other factors, suitability, specifications, positioning, size, and cost is available for charter at such time, the Manager shall notify the Company of such opportunity and, at the request of the Company, prepare a summary of the material terms of a proposed charter contract or other employment that could be explored by the Company with a Vessel in respect of such expired charter contract in accordance with Section 3.

8.3.
The Manager shall at all times devote a sufficient amount of its time, resources and personnel to provide the Services.  Nothing in this Agreement shall in any way restrict the amount of time, resources or personnel devoted to the Manager Vessels or to engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description, whether such ventures are competitive with the business of the Listed Company, any Shipowning Corporation, or otherwise; provided, however, during the term of this Agreement, the Manager shall not, directly or indirectly, agree to provide management services to other companies or entities that own or operate vessels of the same type as the Listed Company in such a manner that would conflict with its obligations to the  Company under this Agreement, including without limitation, performing the Services and giving priority to the Vessels in seeking employment and charter over any and all other vessels (other than the Manager Vessels in the manner contemplated by Section 8 hereof) that may come under the management control of the Manager or for which the Manager or any of its subsidiaries or affiliates may provide management services with respect to.  Neither the Company nor any Owner shall have any rights or obligations by virtue of this Agreement or otherwise in or to such independent ventures and activities or the income or profits derived therefrom.

9. Termination.
9.1. This Agreement, unless otherwise agreed in writing between the Parties hereto, shall be terminated as follows:
(a)	The Parties, by mutual agreement, may terminate this Agreement at any time.
(b)
This Agreement shall automatically terminate in case the establishment license of Chartmobil’s ship-brokerage branch office in Greece to operate by virtue of the provisions of art. 25 of Law 27/1975 is revoked, as of the date of publication of the relevant Ministerial Decision on the Government Gazette.

(c)	Either Party may terminate this Agreement for any material breach by the other Party of its respective obligations under this Agreement.
(d)
Chartmobil may terminate this Agreement upon giving fifteen (15) Business Days prior written notice in case of a Change in Control Transaction in the Listed Company. Any such notice must be given within six (6) months as of the completion of the Change in Control Transaction in the Listed Company.

9.2. In case of termination of this Agreement in accordance with any of the provisions of paragraph 9.1. each Shipowning Corporation and the Listed Company, as the case may be, shall pay to Chartmobil any and all accrued Services Fees due to Chartmobil up to the date of termination.
9.3. Moreover, in case this Agreement is terminated in accordance with the provisions of paragraph 9.1(d) each Shipowning Corporation shall in addition pay to Chartmobil the Termination Fee. The Listed Company shall be jointly and severally liable for the payment of any such Termination Fee.
10. Notices. Any notice, request, demand or other communication under this Agreement shall:
(a)	be in writing delivered personally or by courier or shall be served through a process server or sent by e-mail;
(b)
be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter when delivered personally or through courier or served through a process server at the address below or,if sent by email, on the day of transmission; and

(c)	be sent:
(i)	If to the Company, to: c/o Magna Marine Inc. 157 C Karamanli Ave. 16673 Voula, Athens - Greece Email: […]
(ii)	If to Chartmobil, to: Chartmobil Shipbrokers Ltd. […] Greece Email: […]

or to such other Person or address, as is notified by the relevant Party to the other Party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other Party. Until such change of Person or address is notified, any notification to the above addresses are agreed to be validly effected for the purposes of this Agreement.
11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes, extinguishes and terminates all prior agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, with respect to its subject matter and in particular the services of any nature or kind provided by Chartmobil to the Company. Consequently, following this Agreement, any prior agreement, whether written or oral, between the Parties hereto in connection with the services (of any nature or kind) provided by Chartmobil to the Company is extinguished, terminated, has no legal effect and does not produce any legal consequences for the Parties hereto.
12. Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by the Parties.
13. Independent Contractor. All services provided hereunder shall be provided by Chartmobil as an independent contractor. No employment contract, partnership or joint venture between Chartmobil and the Company has been created in or by this Agreement or as a result of services provided hereunder.
14. Assignment. This Agreement, and Chartmobil’s rights and obligations hereunder, may not be assigned by Chartmobil; any purported assignment in violation hereof shall be null and void. This Agreement, and the Company's rights and obligations hereunder, may not be assigned by the Company; provided, however, that in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets and business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder to the successor to its assets and business.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representative.
16. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the Parties hereto.
17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
18. Governing Law and Jurisdiction.
18.1.
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with Greek law.

18.2.
The Parties agree to submit to the exclusive jurisdiction of the Courts of Piraeus, Greece as regards any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first written above and hereby confirm that this Agreement is effective as of the Effective Date.
Signed for and on behalf of Oceandriver Inc.

By: [….]
Title: [….]

Signed for and on behalf of Chartmobil Shipbrokers Ltd.

By: [….]
Title: Legal Representative

Signatures on behalf of the Shipowning Corporations follow in Schedule A of this Agreement.

SCHEDULE A – THE SHIPOWNING CORPORATIONS AND THE VESSELS

NAME OF SHIPOWNING CORPORATION	PLACE OF SHIPOWNING CORPORATION’S INCORPORATION	NAME OF VESSEL	VESSEL’S TONNAGE (GROSS/NET)	VESSEL’S IMO NUMBER	VESSEL’S FLAG	SIGNATURE
PANSTAR MARITIME INC.	LIBERIA	PANSTAR		9316684	MARSHALL ISLANDS